Exhibit 32
Section 1350 Certifications
Each of the undersigned hereby certifies that, to his knowledge, (i) the Form 10-Q filed by Gateway Financial Holdings, Inc. (the “Issuer”) for the quarter ended September 30, 2008, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

GATEWAY FINANCIAL HOLDINGS, INC.

Date: November 7, 2008	By:	/s/ D. Ben Berry

D. Ben Berry President and Chief Executive Officer

Date: November 7, 2008	By:	/s/ Theodore L. Salter

Theodore L. Salter Senior Executive Vice President and Chief Financial Officer